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                   [LOGO] WINDELS MARX LANE & MITTENDORF, LLP

                             120 ALBANY STREET PLAZA

                             NEW BRUNSWICK, N.J. 08901            NEW YORK, NY
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                                                              BONITA SPRINGS, FL

                                 October 6, 2004


        Re.     Sussex Bancorp
                Registration Statement on Form SB-2


Sussex Bancorp
399 Route 23
Franklin, New Jersey  07416

Dear Sirs:

        We have acted as counsel for Sussex Bancorp, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of an aggregate of up to 1,131,150 shares of common stock of the Company, no par value per share (the "Common Stock"). Such offering is to be made pursuant to an underwriting agreement to be entered into between the Company and Keefe, Bruyette and Woods, Inc., as underwriters (the "Underwriting Agreement").

        In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Common Stock that is being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In addition, we consent to the reference made to this firm under the caption "Legal Matters" in the Registration Statement.

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        This opinion is limited to the laws of the State of New Jersey and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the offering of the Common Stock. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.


                                     WINDELS MARX LANE & MITTENDORF, LLP